EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION

OF

LEGGETT & PLATT, INCORPORATED

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TO:	Honorable Roy D. Blunt
Secretary of State
State of Missouri
Jefferson City, MO 65101

Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation adopts Restated Articles of Incorporation in the following manner:

I.

The name of the Corporation is Leggett & Platt, Incorporated. The name under which it was originally organized was Leggett & Platt Spring Bed and Manufacturing Company.

II.

A meeting of the Board of Directors of the Corporation was duly called and held on the 13th day of May, 1987, pursuant to notice duly given in accordance with the Bylaws of the Corporation and the Statutes of the State of Missouri.

III.

At such meeting a proposal was duly made by resolution and seconded that the Corporation adopt Restated Articles of Incorporation which correctly set forth without change the corresponding provisions of the Corporation’s Articles of Incorporation as theretofore amended, and that such Restated Articles of Incorporation attached hereto shall supersede this Corporation’s original Articles of Incorporation and all amendments thereto and all prior restatements thereof.

IV.

The Restated Articles of Incorporation attached hereto correctly set forth without change the corresponding provisions of the Articles of Incorporation as heretofore amended and restated, and said Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto and all prior restatements thereof.

IN WITNESS WHEREOF, the undersigned, Felix E. Wright, President of Leggett & Platt, Incorporated, has executed this instrument and Robert A. Jefferies, Jr., Secretary of Leggett & Platt, Incorporated, has affixed its corporate seal hereto and attested said seal on the 13th day of May, 1987.

(CORPORATE SEAL)	LEGGETT & PLATT, INCORPORATED

ATTEST:

/s/ ROBERT A. JEFFERIES, JR.	/s/ FELIX E. WRIGHT

Robert A. Jefferies, Jr.	Felix E. Wright
Secretary	President

STATE OF MISSOURI )
)ss.
COUNTY OF NEWTON )

I, Nora L. Tebbets , a notary public, do hereby certify that on this 13th day of May, 1987, personally appeared before me Felix E. Wright, who being by me first duly sworn, declared that he is the President of Leggett & Platt, Incorporated, that he signed the foregoing document as President of the Corporation, and that the statements therein contained are true.

/s/ NORA L. TEBBETS
Notary Public

My Commission Expires: October 7, 1998

2

RESTATED ARTICLES OF INCORPORATION

LEGGETT & PLATT, INCORPORATED

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ARTICLE I

The name of this corporation shall be “LEGGETT & PLATT, INCORPORATED.”

ARTICLE II

The corporation has heretofore complied with the requirements of law as to initial minimum capital, without which it could not have commenced business.

ARTICLE III

The aggregate number of shares which the corporation shall have the authority to issue is One Hundred Million (100,000,000) shares of Common Stock of One Dollar ($1.00) par value and One Hundred Million (100,000,000) shares of Preferred Stock without par value.

1. Common Stock. The following is a statement of the designations, preferences, limitations and relative rights in respect of the shares of the Common Stock.

(a) Dividends. Subject to the prior and superior rights of the Preferred Stock as set forth below and in any Directors’ Resolution (hereinafter defined), dividends may be paid on the Common Stock as and when declared by the Board of Directors of the corporation out of any funds of the corporation legally available for the payment thereof.

The corporation shall not issue fractional shares or script in satisfaction of any stock dividend, but in lieu thereof shall pay in cash an amount equal to such fraction multiplied by the current per share market value of the class of stock on which the stock dividend is issued, as determined by the Board of Directors.

(b) Dissolution. Subject to the prior and superior rights of the Preferred Stock as set forth below and in any Directors’ Resolution (hereinafter defined), in the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled to share ratably in the distribution of the assets of the corporation. Neither the consolidation nor merger of the corporation into or with any other corporation or corporations, nor merger of any other corporation into the corporation, nor a reorganization of the corporation, nor the purchase or redemption of all or part of the outstanding shares of any class or classes of the stock of the corporation, nor a sale or transfer of the property and business of the corporation as, or substantially as, an entity, shall be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of any of the provisions of this paragraph.

(c) Voting. Except as otherwise required by law, each share of Common Stock shall have equal voting rights, each holder of such stock of the corporation entitled to vote shall have one vote, in person or by proxy, for each share thereof held, and all shares of the corporation, including shares of Preferred Stock, shall be voted as a single class except where specifically required by law to vote separately.

2. Preferred Stock. The Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more classes and one or more series within any class not exceeding the aggregate number of shares of Preferred Stock authorized by these Restated Articles of Incorporation, as amended from time to time; and to determine with respect to each such class or series the voting power, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions appertaining thereto, including without limiting the generality of the foregoing, the voting rights appertaining to shares of Preferred Stock of any class or series, the rate of dividend to which holders of Preferred Stock of any class or series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any class or series in the event of liquidation, dissolution or winding up of the affairs of the corporation, and the rights (if any) of holders of Preferred Stock of any class or series to convert or exchange such shares of Preferred Stock of such class or series for shares of any other class or series of capital stock of this corporation or any other corporation (including the determination of the price or prices or the rate or rates applicable to such right to convert or exchange and the adjustment thereof, the time or times during which the rights to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable).

Before the corporation shall issue any shares of Preferred Stock of any class or series, a certificate setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the voting power, designations, preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations and restrictions, if any, appertaining to the shares of Preferred Stock of such class or series, and the number of shares of Preferred Stock of such class or series, authorized by the Board of Directors to be issued shall be made and filed in accordance with applicable law.

3. Pre-emptive Rights. No holder of any stock of the corporation shall be entitled as a matter of right to purchase or subscribe for any part of any stock of the corporation, authorized by this Article III, or of any additional stock of any class to be issued by reason of any increase of the authorized stock of the corporation, or of any bonds, certificates of indebtedness, debentures or other securities convertible into stock of the corporation, but any stock authorized by this Article III or any such additional authorized issue of new stock or of securities convertible into stock may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations for such consideration and upon such terms and in such manner as the Board of Directors may in their discretion determine without offering any thereof on the same terms or on any terms to the stockholders then of record or to any class of stockholders.

4. Shareholders’ Rights to Have Shares Redeemed in Certain Circumstances. The following is a statement of the shareholders’ rights to have shares of Common Stock redeemed by the corporation in certain circumstances.

(a) In the event that any person (Acquiring Person) (i) who is the beneficial owner, directly or indirectly, of more than fifty per cent of the shares of Common Stock outstanding becomes the beneficial owner, directly or indirectly, of any additional shares of Common Stock pursuant to a tender offer opposed by the Board of Directors of the corporation or (ii) becomes the beneficial owner, directly or indirectly, of more than fifty per cent of the shares of the Common Stock outstanding and any of such shares of Common Stock were acquired pursuant to a tender offer opposed by the Board of Directors of the Corporation, each holder of shares of Common Stock, other than the Acquiring Person or a transferee of the Acquiring Person, shall have the right until and including the forty-fifth day following the date the notice to holders of shares of Common Stock referred to in subsection (c) herein is mailed to have the shares of Common Stock held by such holder redeemed by the corporation at the Redemption Price determined as provided in subsection (d) herein, and each holder of securities convertible into shares of Common Stock or of options, warrants, or rights exercisable to acquire shares of Common Stock prior to such forty-fifth day, other than the Acquiring Person or a transferee of the Acquiring Person, shall have the right simultaneously with the conversion of such securities or exercise of such options, warrants, or rights to have the shares of Common Stock to be received thereupon by such holder redeemed by the corporation at the Redemption Price.

(b) For purposes of this Section 4:

(1) A tender offer opposed by the Board of Directors of the corporation shall mean a tender offer that the Board of Directors, acting pursuant to a resolution approved by a majority of the Company’s directors, recommends be rejected by the shareholders of the corporation if such recommendation is made by public announcement or written notice to the shareholders of the corporation at any time on or before the expiration of such tender offer, including all extensions and amendments thereof, and is not withdrawn by public announcement or written notice to shareholders on or before such expiration.

(2) The term “person” shall include an individual, a corporation, partnership, trust or other entity. When two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring shares of Common Stock of the corporation, such partnership, syndicate or group shall be deemed a “person.”

(3) For the purposes of determining whether a person is an Acquiring Person, such person shall be deemed to beneficially own (i) all shares of Common Stock with respect to which such person has the capability to control or influence the voting power in respect thereof and (ii) all shares of Common Stock which such person has the immediate or future right to acquire, directly or indirectly, pursuant to agreements, through the exercise of options, warrants or rights or through the conversion of convertible securities or otherwise; and all shares of Common Stock which such person has the right to acquire in such manner shall be deemed to be outstanding shares, but shares of Common Stock which any other person has the right to acquire in such manner shall not be deemed to be outstanding shares.

(4) The term “tender offer,” as used herein, shall mean a tender offer within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(5) Subject to the provisions of subsection (b) (2) herein, “outstanding shares” shall mean shares of Common Stock which at the time in question have been issued by the corporation and not reacquired and held or retired by it or held by any subsidiary of the corporation.

(c)	(1) Not later than twenty days following the date on which the corporation receives reasonable notice that any person has become an Acquiring Person (the “Record Date”), the corporation shall give written notice (the “Shareholder Notice”) by first class mail, postage prepaid, at the addresses shown on the records of the corporation, to each holder of record as of the Record Date of:

(i) shares of Common Stock;

(ii) securities that are convertible into shares of Common Stock immediately or within forty-five days following the Record Date; and

(iii) options, warrants or rights that are exercisable to acquire shares of Common Stock immediately or within forty-five days following the Record Date;

and shall advise all such holders of the right to have shares of Common Stock redeemed and the procedure for such redemption. In the event that the corporation fails to give the Shareholder Notice as required by subsection (c), any holder entitled to receive such Shareholder Notice may within sixty days thereafter serve written demand upon the corporation to give such Shareholder Notice. If within twenty days after receipt of written demand the corporation fails to give the required Shareholder Notice, such holder may at the expense and on behalf of the corporation take such reasonable action as may be appropriate to cause Shareholder Notice to be given under this subsection (c).

(2) In the event shares of Common Stock are subject to redemption in accordance with this Section 4, the Board of Directors of the corporation shall designate a Redemption Agent, which shall be a corporation or association (i) organized and doing business under the laws of the United States or any State, (ii) subject to supervision or examination by Federal or State authority, (iii) having combined capital and surplus of at least $5,000,000 and (iv) having the power to exercise corporate trust powers.

(3) For a period of forty-five days from the date of the mailing of the Shareholder Notice to persons entitled thereto pursuant to this subsection (c), persons entitled to have shares of Common Stock redeemed pursuant to this Section 4 may  , at their option, deposit certificates representing all or less than all shares of Common Stock held of record by them with the Redemption Agent together with written notice that the holder elects to have such shares redeemed pursuant to this Section 4. The Company shall redeem all shares delivered for redemption allowable under Missouri law, on a pro rata basis (except that no fractional shares shall be redeemed), and the shares so redeemed shall no longer be considered outstanding as of the close of business on the day certificates evidencing such shares are deposited in proper form with the Redemption Agent. Any shares not permitted to be redeemed under Missouri law shall be immediately returned to the depositing shareholder and shall remain issued and outstanding.

(4) The corporation shall deposit in trust with the Redemption Agent, as soon as possible, cash sufficient to pay the aggregate Redemption Price of all of the shares of Common Stock redeemed.

(5) As soon as practicable after receipt by the Redemption Agent of cash deposited by the corporation pursuant to subsection (4) immediately above, the Redemption Agent shall issue its checks payable to the order of the persons entitled to receive the Redemption Price of the shares of Common Stock redeemed. If the amount of cash so received by the Redemption Agent at any one time is not sufficient to pay the aggregate Redemption Price to which all such persons are entitled, the Redemption Agent shall pay each such person a pro rata part of the amount to which he is entitled.

(6) In the event the entire Redemption Price has not been paid for all shares received by the Redemption Agent within thirty (30) days following the last day shareholders are entitled to deposit shares for redemption as provided in subsection (c) (3) hereof, then each shareholder who has not received the full Redemption Price for any of such shares shall be entitled to receive interest on the unpaid portion of the Redemption Price due him at the rate of 18% per annum or the highest rate of interest allowed by applicable law, whichever is less, from the expiration of said thirty (30) day period until the Redemption Price is paid in full. All funds paid by the Redemption Agent shall be allocated first to accrued and unpaid interest and then to the Redemption Price.

(d) (1) The Redemption Price shall be the higher of (i) the highest price paid by the Acquiring Person, including any commissions paid to brokers or dealers for solicitation or other services, for any shares of Common Stock pursuant to a tender offer that was made at any time by such Acquiring Person and was opposed by the Board of Directors of the corporation; or (ii) the highest market price per Common Share on the Record Date. For purposes of subpart (i) of this subsection (d) (1), if the consideration paid in any such acquisition of shares consisted, in whole or part, of consideration other than cash, the Board of Directors of the corporation shall take such action, as in its judgment it deems appropriate, to establish the cash value of such consideration, but such valuation shall not be less than the cash value, if any, ascribed to such consideration by the Acquiring Person. For purposes of this subpart (ii) of subsection (d) (1), the price on the Record Date shall be the highest sale price per Common Share traded on the New York Stock Exchange or other national securities exchange on the Record Date or, if Common Shares are not then traded on a national securities exchange, the mean of the highest bid and highest asked prices per Common Share quoted in the National Association of Securities Dealers Automated Quotation System on the Record Date.

(2) The determinations to be made pursuant to this Section 4 shall be made by the Board of Directors not later than the date of the Shareholder Notice referred to in subsection (c) hereof. In making such determination, the Board of Directors may engage such persons, including investment banking firms and the independent accountants who have reported on the most recent financial statements of the corporation, and utilize employees and agents of the corporation who will, in the judgment of the Board of Directors, be of assistance to the Board of Directors.

(3) The determinations to be made pursuant to this Section 4, when made by the Board of Directors acting in good faith on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the corporation and its shareholders, including any person referred to in subsection (c) hereof.

(e) This Section 4 of this Article III may be amended or repealed only by the affirmative vote of the holders of at least eighty-five (85%) of the outstanding shares of Common Stock of the corporation: provided, however, that no amendment or repeal adopted after the Shareholder Notice under subsection (c) hereof shall affect any such shares thereafter deposited with the Redemption Agent in connection with such Shareholder Notice for redemption pursuant to this Section 4.

5. Shareholder Voting Requirements for Approval of Mergers, Consolidations, and Certain Dispositions of Assets of the Company. The affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote shall be required for the approval of (i) any merger or consolidation of the corporation with or into any other corporation or entity; (ii) any sale, lease or exchange or other disposition (other than by mortgage, deed of trust or pledge), of all, or substantially all, property and assets, with or without the goodwill, of the corporation, if not made in the usual and regular course of its business; or (iii) any plan or agreement relating to any transaction or agreement set forth in (i) or (ii) of this Section 5.

This Section 5 of this Article III shall be amended or repealed only by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on such amendment or repeal.

6. Miscellaneous. The corporation shall be entitled to treat the person in whose name any share, right or option is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such share, right or option on the part of any other person, whether or not the corporation shall have notice thereof, save as may be expressly provided by the laws of the State of Missouri.

A director shall be fully protected in relying in good faith upon the books of account of the corporation or statements prepared by any of its officials as to the value and amount of the assets, liabilities and/or net profits of the corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Without action by the stockholders, the shares of stock may be issued by the corporation from time to time for such consideration (not less than the par value thereof if such stock has a par value) as may be fixed from time to time by the Board of Directors thereof, and any and all such shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock and not liable to any further call or assessment thereon, and the holder of such shares shall not be liable for any further call or assessment thereon, or for any other payment thereon.

6. Shareholder Voting Requirements, Fairness of Certain Proposed Business Combinations.

(a) Except as expressly provided in Section 6(b) hereof, no Business Combination shall be consummated without first being approved by the affirmative vote of 95% of the then outstanding Voting Stock voting together as a single class. The affirmative vote required by this Section 6(a) is in addition to any other affirmative vote required by law, these Restated Articles of Incorporation, the By-Laws of the corporation or otherwise.

(b) Section 6(a) hereof shall not apply to a Business Combination if all of the conditions precedent specified in either Section 6(b)(1) or Section 6(b)(2) are met prior to the consummation of such Business Combination.

(1) The Business Combination shall have been duly approved by a majority of all of the Continuing Directors.

(2) All of conditions 6(b)(2)(i) through 6(b)(2)(v) shall have been met.

(i) The amount of (X) cash or (Y) non-cash consideration to be received per share by holders of Voting Stock (or each class of Voting Stock separately, if applicable) in such proposed Business Combination shall be at least equal to the highest amount determined under 6(b)(2)(i)(A), (B) and (C) below:

(A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any share of such Voting Stock acquired by it (X) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”) or (Y) in the transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher;

(B) the Fair Market Value per share of such Voting Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Section 6 as the “Determination Date”), whichever is higher, multiplied by the greater of one (1.0) or the ratio of (X) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of such Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date or in the transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher, to (Y) the Fair Market Value per share of such Voting Stock on the first date in such two-year period immediately prior to the Announcement Date on which the Interested Shareholder acquired any such Voting Stock, or, in the event the Interested Shareholder did not acquire any such Voting Stock within such two-year period, the Fair Market Value per share of such Voting Stock on the most recent date on which the Interested Shareholder acquired any such Voting Stock; and

(C) the primary earnings per share of the Common Stock for the four full consecutive fiscal quarters of the corporation immediately preceding the Announcement Date multiplied by the price/earnings ratio of the Interested Shareholder. For purposes of this Section 6(b)(2)(i)(C) the “price/earnings ratio” shall be the ratio of (X) the per share Fair Market Value of all outstanding common stock of the Interested Shareholder on the Announcement Date to (Y) the primary earnings per share attributable to such common stock for the four full consecutive quarters of the Interested Shareholder immediately preceding the Announcement Date. If more than one Person constitutes the Interested Shareholder, the price/earnings ratio of the Person having the highest price/earnings ratio shall be used for the computation required by this Section 6(b)(2)(i)(C). The Fair Market Value of non-cash consideration shall be determined as of the date of the consummation of the Business Combination.

(ii) The consideration to be received by holders of a particular class of outstanding Voting Stock pursuant to the proposed Business Combination shall be cash unless the Interested Shareholder acquired all Voting Stock beneficially owned by such Interested Shareholder for non-cash consideration. In such case, the consideration to be paid in the proposed Business Combination shall be in the same form previously paid by the Interested Shareholder for such Voting Stock.

(iii) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:

(A) there shall have been no failure to declare and pay at the regular date therefor any dividends (whether or not cumulative) on any outstanding preferred stock of the corporation, except as approved by a majority of all of the Continuing Directors;

(B) there shall have been no reduction in the rate or frequency of dividends paid on any class of common stock of the corporation as compared to the practice of the corporation immediately preceding the Determination Date (except as necessary to reflect any subdivision of any class of such common stock or to the extent necessary to comply with the provisions of any applicable law) or except as approved by a majority of all of the Continuing Directors;

(C) there shall have been an increase in such rate of dividends as is necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of any class of common stock of the corporation, unless the failure to increase such annual rate is approved by a majority of all of the Continuing Directors; and

(D) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except to the extent necessary to fulfill contractual obligations incurred in the transaction which resulted in such Interested Shareholder becoming an Interested Shareholder so long as the terms of such transaction are not amended or modified subsequent to the Determination Date.

(iv) After the Determination Date, the Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance, or any tax credits or other tax advantages provided by the corporation, whether in anticipation of such Business Combination or otherwise.

(v) A proxy or information statement describing the proposed Business Combination containing the views of all of the Continuing Directors and any investment advisor selected by a majority of all of the Continuing Directors and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

(3) Notwithstanding this Section 6(b), any Business Combination meeting the conditions precedent specified in Sections 6(b)(1) or 6(b)(2) shall, nevertheless, proceed only upon receiving any affirmative vote required by law, these Restated Articles of Incorporation, the By-Laws of the corporation, or otherwise.

(c)	Definitions for the purposes of this Section 6:

(1) “Affiliate.” An “Affiliate” of, or a Person “affiliated” with, a specific Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(2) “Announcement Date.” See Section 6(b)(2)(i)(A).

(3) “Associate.” The term “Associate” means:

(i) any corporation or organization (other than this corporation or a Subsidiary of this corporation) of which a Person is an officer of partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities; or

(ii) any trust or other estate in which a Person has a substantial beneficial interest or as to which a Person serves as trustee or in a similar fiduciary capacity; or

(iii) any relative or spouse of a Person, or any relative of such spouse, who has the same home as such Person; or

(iv) any investment company registered under the Investment Company Act of 1940 for which a Person or any Affiliate of such Person serves as investment advisor.

(4) “Beneficial Owner.” A Person shall be a “Beneficial Owner” of any Voting Stock:

(i) which a Person or any of its Affiliates or Associates directly or indirectly, pursuant to any agreement, arrangement or understanding, has or shares the power to vote or direct the voting of or to dispose of or direct the disposition of; or

(ii) which such Person or any of its Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(5) “Business Combination.” Each of the following shall be deemed a “Business Combination”:

(i) any merger or consolidation of the corporation or of any Subsidiary of the corporation with any Interested Shareholder or any Affiliate of an Interested Shareholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or any Interested Shareholder of any assets of the corporation or any subsidiary of the corporation having an aggregate Fair Market Value of $5,000,000 or more; or

(iii) any issuance or transfer by the corporation or any Subsidiary of the corporation (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary of the corporation to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation at any time during which there exists an Interested Shareholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Voting Stock which are beneficially owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.

(6) “Continuing Director.” The term “Continuing Director” shall include any member of the Board of Directors of the corporation who was serving as a director of the corporation on May 9, 1984 and the Successors of any such member. For purposes of this Section 6(c)(6), a Successor shall mean any director of the corporation elected subsequent to May 9, 1984 whose nomination or election was approved by the affirmative vote of a majority of all of the Continuing Directors and previously qualified Successors serving at the time of such vote. If at any time the number of Continuing Directors shall be less than four (4) or one-third (1/3) of the number of Continuing Directors serving on the Determination Date, whichever is greater, it shall be deemed that no Continuing Directors exist; provided, however, this sentence shall not apply to Section 6(b)(2)(v).

(7) “Determination Date.” See Section 6(b)(2)(i)(B).

(8) “Fair Market Value.” “Fair Market Value” shall mean:

(i) in the case of equity or debt securities, the closing sale price on the date in question of such securities on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such securities are not quoted on the Composite Tape, on the New York Stock Exchange, or, if such securities are not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such securities are listed, or, if such securities are not listed on any such exchange, the highest closing bid quotation with respect to such securities on the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of such securities as determined by a majority of all of the Continuing Directors or if no Continuing Directors are then serving by a majority of all of the Board of Directors in good faith; and

(ii) in the case of property other than equity or debt securities, the fair market value of such property on the date in question as determined in good faith by a majority of all of the Continuing Directors or if no Continuing Directors are then serving by a majority of all of the Board of Directors in good faith.

(9) “Interested Shareholder.” An “Interested Shareholder” is any Person which is the Beneficial Owner of ten percent (10%) or more of any class of Voting Stock. The term “Interested Shareholder” shall never include the corporation or any Subsidiary of the corporation. The term “Interested Shareholder” shall also never include any fiduciary or trustee for the employees of the corporation or its Subsidiaries acting pursuant to any benefit plan or arrangement established by the corporation.

(10) “Person.” The term “Person” shall mean any individual, partnership, corporation, group or other entity. When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnership, syndicate, association or group shall be deemed a “Person.”

(11) “Subsidiary.” The term “Subsidiary” shall mean any corporation or other entity of which the Person in question owns at least 50% of any class of equity securities, directly or indirectly.

(12)	“Voting Stock.” “Voting Stock” shall mean the Common Stock and any other class of capital stock of the corporation which shall from time to time be outstanding which is entitled to vote generally in the election of directors.

(d) Nothing contained in this Section 6 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

(e) Notwithstanding any other provisions of these Restated Articles of Incorporation or the By-Laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Restated Articles of Incorporation, or the By-Laws of the corporation), the affirmative vote of the holders of ninety-five percent (95%) or more of the shares of Voting Stock, voting together as a single class, shall be required to amend, repeal, or adopt any provisions inconsistent with, this Section 6; provided, however, that at any time there does not exist an Interested Shareholder, this Section 6 may be amended or repealed (or provisions may be adopted inconsistent with this Section 6) upon the affirmative vote of sixty percent (60%) or more of the outstanding shares of Voting Stock, voting together as a single class.

ARTICLE IV

This corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law and all rights conferred on officers, directors and shareholders herein are granted subject to this reservation.

ARTICLE V

The property and business of the corporation shall be controlled and managed by a board of directors. The number of directors shall be fixed by, or in the manner provided in, the bylaws; provided, however, the number of directors shall be not less than three (3).

ARTICLE VI

The duration of the corporation is perpetual.

ARTICLE VII

The purposes for which this corporation is organized are as follows:

To design and manufacture products of every description fabricated from various grades of ferrous and non-ferrous metals and their alloys and to buy, sell and otherwise deal therein;

To manufacture, buy, sell, procure, distribute, market, exchange, import, export and in any other manner deal in or deal with (as principal, agent or otherwise) various spring, coil, wire, metal and other products of various grades of ferrous and non-ferrous metals and their alloys, as well as materials, parts, instruments, devices and other tools, parts, components and supplies;

To manufacture, purchase, or otherwise acquire, invest in, own, mortgage, pledge, lease, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description within or without the State of Missouri;

To acquire by purchase, lease or otherwise erect, maintain, operate, lease, mortgage and otherwise deal in and deal with real estate, buildings, warehouses, storehouses, manufacturing plants, factories, machine shops and any other structures and equipment necessary, useful or desirable for the conduct of the business of this corporation;

To acquire the goodwill, rights and property and to undertake the whole or any part of the assets and liabilities of any person, firm, association or corporation; to pay for the same in cash, the stock of this corporation, bonds, or otherwise; to hold or in any manner to dispose of the whole or any part of the property so purchased; to conduct in any lawful manner the whole or any part of any business so acquired and to exercise all the powers necessary or convenient in and about the conduct and management of such business;

To enter into partnership or into any arrangement for sharing of profits, union of interests, cooperation, joint adventure, reciprocal concession or otherwise, with any person or corporation carrying on or engaged in or about to carry on or engage in or any business or transaction which the corporation is authorized to carry on or engage in, or any business or transaction capable of being conducted so as directly or indirectly to benefit the corporation; and, without banking or discount privileges, to lend money to and/or guarantee the contracts of and payment of the principal of and interest on any notes, debentures, bonds or other evidences of indebtedness of any such person, corporation or entity, or otherwise assist any such person or corporation, and to take or otherwise acquire shares and securities of any such corporation, and to sell, hold, reissue, with or without guaranty, or otherwise deal with the same;

To purchase or otherwise acquire, apply for, register, hold, use, sell or in any manner dispose of and to grant licenses or other rights in and in any manner deal with patents, inventions, improvements, processes, formulas, trademarks, trade names, rights and licenses secured under letters patent, copyrights or otherwise;

To enter into, make and perform contracts of every kind for any lawful purpose with any person, firm, association or corporation, town, city, county, body politic, state, territory, government or colony or dependency thereof;

To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes;

To purchase, hold, sell and transfer the shares of its own capital stock, provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly;

To render general and special services and advice and to do all things as may be necessary or convenient in carrying out any or all of the foregoing purposes;

The objects and purposes specified herein shall be regarded as independent objects and purposes and, except where otherwise expressed, shall be in no way limited nor restricted by reference to or inference from the terms of any other clause or paragraph of these Articles of Incorporation;

The foregoing shall be construed both as objects and powers, and the enumeration thereof shall not be held to limit or restrict in any manner the general powers conferred on this corporation by the laws of the State of Missouri.

ARTICLE VIII

1. Right to Indemnification. Each person who was or is a director or officer of the Corporation shall be indemnified by the Corporation as a matter of right to the fullest extent permitted or authorized by applicable law and as otherwise provided in this Article VIII. The term “applicable law” means (i) Section 351.355 of The Missouri General and Business Corporation Law (other than subsection 6 thereof and any other subsection comparable in purpose to subsection 6) as in effect on May 7, 1986 and as thereafter amended (but in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than The Missouri General and Business Corporation Law permitted the Corporation to provide immediately prior to such amendment) and (ii) any other statutory indemnification provision adopted after May 7, 1986.

2. Right to Advance of Expenses. Expenses incurred by any person who was or is a director or officer of the Corporation in defending any threatened, pending or on-going action, suit or proceeding (whether civil, criminal, administrative or investigative, including those by or in the right of the Corporation) shall be promptly advanced by the Corporation when so requested by such person at any time and from time to time, but only if the requesting person delivers to the Corporation an undertaking to repay to the Corporation all amounts so advanced if it should ultimately be determined that the requesting person is not entitled to be indemnified by the Corporation under applicable law, this Article VIII, and any by-law of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise.

3. Rights not Exclusive. The indemnification and other rights provided by this Article shall not be deemed exclusive of any other rights to which a director or officer may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding the office of director or officer, and the Corporation is hereby specifically authorized to provide such indemnification and other rights by any by-law, agreement, vote of shareholders or disinterested directors or otherwise.

4. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the Corporation, or was or is serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Article VIII, the Corporation’s by-laws, agreement, vote of shareholders or disinterested directors or otherwise.

5. Enforceability; Amendment. Each person who was or is a director or officer of the Corporation and the heirs, executors, administrators and estate of such person, is a third party beneficiary of this Article VIII and shall be entitled to enforce against the Corporation all indemnification and other rights granted to such person by applicable law and as otherwise provided in this Article VIII.

This Article VIII may be hereafter amended or repealed; provided, however, that no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person who was or is a director or officer to obtain indemnification or an advance of expenses with respect to an action, suit or proceeding that pertains to or arises out of actions or omissions that occur prior to the later of (a) the effective date of such amendment or repeal; (b) the expiration date of such person’s then current term of office with, or service for, the Corporation (provided such person has a stated term of office or service and completes such term); or (c) the effective date such person resigns his office or terminates his service (provided such person has a stated term of office or service but resigns prior to the expiration of such term).

ARTICLE IX

1. In furtherance and not in limitation of the powers conferred by the laws of the State of Missouri, the Board of Directors is expressly authorized:

To make, alter, amend and repeal the By-Laws;

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to alter or abolish any such reserve;

To authorize and cause to be executed mortgages and liens upon the property and franchises of this corporation;

To designate, by resolution passed by a majority of the whole Board, an executive committee, to consist of two or more directors, which committee, to the extent provided in such resolution or in the By-Laws of the corporation, shall have and may exercise any or all of the powers of the Board of Directors in the management of the business and affairs of this corporation and have power to authorize the seal of this corporation to be affixed to all papers which may require it;

Provided to the extent that any of the foregoing powers conflict with any applicable statute of the State of Missouri, now or hereafter in effect, such statute, to the extent of such conflict, shall be controlling.

To the extent permitted by the laws of the State of Missouri, this corporation may in its By-Laws confer powers additional to the foregoing upon the directors, in addition to the powers and authorities expressly conferred upon them by law.

2. (a) Notwithstanding any other provisions of these Restated Articles of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Restated Articles of Incorporation, or the By-Laws of the Corporation), no Protected By-Law shall be amended or repealed and no provision of the Corporation’s By-Laws or these Restated Articles of Incorporation inconsistent with any Protected By-Law, shall be adopted at any time there exists a Substantial Shareholder without first obtaining the approval of either (1) 80% or more of the then outstanding Voting Stock voting together as a single class or (2) a majority of all of the Continuing Directors.

(b) Definitions for purposes of this Section 2.

(1) “Affiliate.” Affiliate shall have the same meaning as set forth in Section 6(c)(1) of Article III of these Restated Articles of Incorporation.

(2) “Associate.” Associate shall have the same meaning as set forth in Section 6(c)(3) of Article III of these Restated Articles of Incorporation.

(3) “Beneficial Owner.” A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any Voting Stock:

(i) which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly; provided, however, that a Person shall not be deemed to beneficially own any Voting Stock to the extent that the Person’s beneficial ownership is attributable solely to the Person’s shared authority to direct the disposition of Voting Stock beneficially owned by any mutual fund registered as an investment company under the Investment Company Act of 1940 in such Person’s capacity as an investment advisor registered with the Securities and Exchange Commission;

(ii) which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, Voting Stock tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until said tendered Voting Stock is accepted for purchase; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any Voting Stock if the agreement, arrangement or understanding to vote such security, (1) arises solely from a revocable proxy given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (2) is not also then reportable on Schedule 13D pursuant to Section 13(d) of the Exchange Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Stock of the Corporation.

(4) “Continuing Director.” The term “Continuing Director” shall include any member of the Board of Directors of the Corporation who was serving as a director of the Corporation at the close of business on May 7, 1986, and the Successors of any such member. For purposes of this Section 2(b)(4), a Successor shall mean any director of the Corporation elected subsequent to May 7, 1986 whose nomination or election was approved by the affirmative vote of a majority of all of the Continuing Directors and previously qualified Successors serving at the time of such vote. If at any time the number of Continuing Directors shall be less than four (4) or one-third (1/3) of the number of Continuing Directors serving on the Determination Date, whichever is greater, it shall be deemed that no Continuing Directors exist.

(5) “Determination Date.” The day on which a Substantial Shareholder first becomes a Substantial Shareholder.

(6) “Person.” Person shall have the same meaning as set forth in Section 6(c)(10) of Article III of these Restated Articles of Incorporation.

(7) “Protected By-Law.” A “Protected By-Law” shall be any By-Law of the Corporation designated as such by resolution duly adopted by the Corporation’s directors.

(8) “Subsidiary.” Subsidiary shall have the same meaning as set forth in Section 6(c)(11) of Article III of these Restated Articles of Incorporation.

(9) “Substantial Shareholder.” A Substantial Shareholder is any Person which is the Beneficial Owner of twenty percent (20%) or more of any class of Voting Stock. The term Substantial Shareholder shall never include the Corporation or any subsidiary of the Corporation, any fiduciary or trustee for the employees of the Corporation or its subsidiaries acting pursuant to any benefit plan or arrangement established by the Corporation or any subsidiary of the Corporation, or any such plan.

(10) “Voting Stock.” Voting Stock shall have the same meaning as set forth in Section 6(c)(12) of Article III of these Restated Articles of Incorporation.

(c) Notwithstanding any other provisions of these Restated Articles of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Restated Articles of Incorporation, or the By-Laws of the Corporation), the affirmative vote of eighty percent (80%) or more of the shares of Voting Stock voting together as a single class, shall be required to amend, repeal, or adopt any provisions inconsistent with, this Section 2; provided, however, that at any time there does not exist a Substantial Shareholder, this Section 2 may be amended or repealed (or provisions may be adopted inconsistent with this Section 2) upon the affirmative vote of sixty percent (60%) or more of the outstanding shares of Voting Stock, voting together as a single class.

ARTICLE X

No contract or other transaction between the corporation and any other corporation and no other act of the corporation shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of the corporation are pecuniarily or otherwise interested in such contract, transaction or other act, or are directors or officers of such other corporation. The foregoing provision shall not be construed so as to relieve any director of this corporation of any liability unless his interest in such contract, transaction or other act shall have been disclosed or shall have been known to the Board of Directors. Any director of the corporation, individually, or any firm or association of which any such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the corporation, provided that the fact that he individually or such firm or association is so interested shall be disclosed or shall have been known to the Board of Directors; and any director of the corporation who is a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction, and may vote thereat to authorize any such contract or transaction with like force and effect as if he were not such director or officer of such other corporation or not so interested, every director of the corporation being hereby relieved from any disability which might otherwise prevent him from carrying out transactions with or contracting with the corporation for the benefit of himself or any firm, corporation, association, trust or organization in which or with which he may be in anywise interested or connected.

ARTICLE XI

The registered office of this corporation is 18th Road, Carthage, Missouri; and the name and address of the present registered agent of this corporation is R.A. Jefferies, Jr., 18th Road, Carthage, Missouri 64836.

ARTICLE XII

The names and places of residence of the incorporators of this corporation are as follows:

Name	Place of Residence
William McMillan	Carthage, Missouri
Wm. K. Caffee	Carthage, Missouri
J.P. Newell	Carthage, Missouri
Kate M. Johns	Carthage, Missouri
W.E. Hall	Carthage, Missouri
R.E. Lister	Carthage, Missouri
W.W. Bailey	Carthage, Missouri
Robert Ornduff	Carthage, Missouri
J.P. Leggett	Carthage, Missouri
G.D. Leggett	Carthage, Missouri
C.B. Platt	Carthage, Missouri
M. B. Parke	Carthage, Missouri
E. O’Keefe	Carthage, Missouri
M.J. McClurg	Carthage, Missouri
Wm. E. Brinkerhoff	Carthage, Missouri
B.A. Mevey	Carthage, Missouri

AMENDMENT OF RESTATED ARTICLES OF INCORPORATION

OF

LEGGETT & PLATT, INCORPORATED

TO:	Honorable Judith Moriarty
Secretary of State
State of Missouri
Jefferson City, MO 65101

Pursuant to the provisions of the General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

I.

The name of the corporation is Leggett & Platt, Incorporated. The name under which it was originally organized was Leggett & Platt Spring Bed and Manufacturing Company.

II.

One amendment to the Corporation’s Restated Articles of Incorporation, as amended, was adopted by the Corporation’s shareholders on May 12, 1993.

III.

The amendment is as follows:

The introductory paragraph of Article III is amended to read in its entirety as follows:

“The aggregate number of shares which the corporation shall have the authority to issue is Three Hundred Million (300,000,000) shares of Common Stock of One Cent ($.01) par value and One Hundred Million (100,000,000) shares of Preferred Stock without par value.”

IV.

The only class of the Corporation’s securities entitled to vote on this amendment was the Corporation’s Common Stock, $1.00 par value. Of the 38,254,181 shares of Common Stock, $1.00 par value, issued and outstanding, 38,254,181 shares were entitled to vote on the amendment. No outstanding shares of any class of securities were entitled to vote as a class on the amendment.

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V.

The number of shares of Common Stock, $1.00 par value, voted for and against the amendment was as follows:

No. of Shares Voted For	No. of Shares Voted Against	No. of Shares Abstained
24,367,853	5,975,126	238,454

IN WITNESS WHEREOF, the undersigned, Thomas D. Sherman, Vice President of Leggett & Platt, Incorporated, has executed this instrument and John A. Lyckman, Assistant Secretary of Leggett & Platt, Incorporated, has affixed its corporate seal hereto and attested said seal on the 12th day of May, 1993.

(CORPORATE SEAL)	LEGGETT & PLATT, INCORPORATED

ATTEST:

/s/ John A. Lyckman	/s/ Thomas D. Sherman
John A. Lyckman	Thomas D. Sherman
Assistant Secretary	Vice President

STATE OF MISSOURI )
)ss.
COUNTY OF NEWTON )

I, Cindy A. Adams, a notary public, do hereby certify that on this 12th day of May, 1993, personally appeared before me Thomas D. Sherman, who being by me first duly sworn, declared that he is the Vice President of Leggett & Platt, Incorporated, that he signed the foregoing document as Vice President of the Corporation, and that the statements therein contained are true.

/s/ Cindy A. Adams
Cindy A. Adams, Notary Public

My Commission Expires: June 13, 1993

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AMENDMENT OF RESTATED ARTICLES OF INCORPORATION

OF

LEGGETT & PLATT, INCORPORATED

TO:	Honorable Rebecca McDowell Cook
Secretary of State
State of Missouri
Corporation Division
PO Box 778
Jefferson City, MO 65102

Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

I.

The present name of the Corporation is Leggett & Platt, Incorporated. The name under which it was originally organized was Leggett & Platt Spring Bed and Manufacturing Company.

II.

An amendment to the Corporation’s Restated Articles of Incorporation was adopted by the shareholders on May 12, 1999.

III.

The amendment is as follows:

The introductory paragraph of Article III is amended to read in its entirety as follows:

“The aggregate number of shares which the corporation shall have the authority to issue is Six Hundred Million (600,000,000) shares of Common Stock of One Cent ($.01) par value and One Hundred Million (100,000,000) shares of Preferred Stock without par value.”

IV.

The only class of the Corporation’s securities entitled to vote on this amendment was the Corporation’s Common Stock, $.01 par value. Of the 197,803,977 shares of Common Stock, $.01 par value, issued and outstanding, 173,772,729 shares were entitled to vote on the amendment. No outstanding shares an any class of securities were entitled to vote as a class on the amendment.

The number of shares of Common Stock, $.01 par value, voted for and against the amendment was as follows:

No. of Shares Voted For	No. of Shares Voted Against	No. of Shares Abstained
145,869,529	27,449,683	453,517

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IN WITNESS WHEREOF, the undersigned, Ernest C. Jett, Vice President of Leggett & Platt, Incorporated, has executed this instruments and Shonna L. Koch, Assistant Secretary of Leggett & Platt, Incorporated, has affixed its corporate seal hereto and attested said seal on the 20th day of May, 1999.

(CORPORATE SEAL)	LEGGETT & PLATT, INCORPORATED

ATTEST:

/s/ Shonna L. Koch	/s/ Ernest C. Jett
Shonna L. Koch, Assistant Secretary	Ernest C. Jett, Vice President

State of MISSOURI )
)ss.
County of JASPER )

I, Valerie L. Day, a Notary Public, do hereby certify that on this 20th day of May, 1999, personally appeared before me Ernest C. Jett who, being by me first duly sworn, declared that he is the Vice President of Leggett & Platt, Incorporated, that he signed the foregoing documents as Vice President of the Corporation, and that the statements therein contained are true.

(Notarial Seal)	/s/ Valerie L. Day
Notary Public

My Commission Expires: 6/27/2000

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